Exhibit 10.32

Exhibit A

A-Mark Precious Metals, Inc.

Stock Option Agreement

This Stock Option Agreement (the “Agreement”) which includes the attached “Terms and Conditions of Option Grant” confirms the grant, effective _______, 202_, by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark" or the "Company"), to _______ ("Grantee"), of a non-qualified stock option (the "Option") to purchase shares of A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The Option is granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan, as amended and restated, [and under Section ___ of the ______ agreement setting forth terms of employment between Grantee and A-Mark effective ____, 202__ (the “Employment Agreement”), in consideration of Grantee’s entry into such Employment Agreement and his service to A-Mark in an executive capacity.

The principal terms of the Option granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable: _____ A-Mark Shares

Exercise Price and Stated Vesting Dates:

Option - Number of Underlying Shares	Exercise Price Per-Share of the Option	Stated Vesting and Exercisability Dates
_____	$____	33.33% on each of June 30, 202_, June 30, 202_ and June 30, 202_

The Option will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control, as defined in Section 8 of the Plan.

Expiration Date: The Option will expire at 11:59 PM on _, 203_ (the “Stated Expiration Date”); provided, however, that the Option is subject to termination prior to the Stated Expiration Date upon or following a Termination of Employment, in accordance with Section 4 hereof. The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Option. If, at the date on which the Option or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Option or portion thereof that will expire or terminate is otherwise vested and exercisable, the Option or portion thereof that will expire or terminate will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

The Option is subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof. The number and kind of Shares purchasable, the Exercise Price, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Grantee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Grantee's Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) the sale of Shares under this Option and resales of the Shares will be subject to compliance with applicable Federal and state securities laws, and with A-Mark’s policies governing trading in Shares by employees.

IN WITNESS WHEREOF, A-Mark has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

By:
Carol Meltzer
Executive Vice President and General Counsel

TERMS AND CONDITIONS OF OPTION GRANT

The following Terms and Conditions apply to the Option granted to Grantee by A-Mark Precious Metals, Inc. ("A-Mark"), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part). Certain specific terms and conditions of the Option, including the number of A-Mark Shares purchasable, vesting terms and conditions, Expiration Date and Exercise Price, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.
General. The Option is granted to Grantee under the A-Mark 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Grantee and/or is available upon request to the General Counsel of A-Mark. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Option, Grantee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time. The Option is a non-qualified stock Option (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).
2.
Right to Exercise Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Grantee may exercise the Option at such time or times and to the extent the Option has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Option (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).
3.
Method of Exercise. To exercise the Option or any part thereof, Grantee must (a) give written notice to the Chief Financial Officer or General Counsel of A-Mark, which notice shall specifically refer to this Agreement, identify the Option, state the number of A-Mark Shares as to which the Option is being exercised and the Exercise Price relating to the Option or portion thereof being exercised, and any instructions relating to issuance of the A-Mark Shares, which notice shall be signed by Grantee, (b) pay in full to A-Mark the applicable Exercise Price of the Option for the number of A-Mark Shares being purchased in cash (including by check), payable in United States dollars, or by tender of A-Mark Shares owned by Grantee having a then Fair Market Value equal to the exercise price, or by any other payment method then permitted by A-Mark under the Plan, and (c), unless this requirement is waived by A-Mark, deliver an investment representation statement in the form requested by A-Mark if the offer and sale of the A-Mark Shares is not then registered with the Securities and Exchange Commission under an effective registration statement. Once Grantee gives notice of exercise, such notice may not be revoked. When Grantee validly exercises an Option, or part thereof, A-Mark will transfer A-Mark Shares to Grantee in certificated form or make such a transfer (or make a non-certificated credit) to Grantee's brokerage account at a designated securities brokerage firm or otherwise deliver A-Mark Shares to Grantee. Grantee shall not have at any time any rights with respect to A-Mark Shares covered by this Agreement prior to the valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise except as provided in the Plan and this Agreement.
4.
Termination Provisions. The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Grantee's Termination of Employment at a time that the Option remains outstanding, unless the Committee determines to provide terms more favorable to Grantee:
(a)
Death or Disability. In the event of Grantee's Termination of Employment due to death or Disability (as defined below), a pro-rata portion (determined in accordance with Section 4(f) below) of the Option (if not previously vested) will become vested, with the remaining unvested portion of the Option forfeited, and the vested portion of the Option will be and remain exercisable until the earlier of two years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.
(b)
Termination by A-Mark Without Cause. In the event of Grantee's Termination of Employment by A-Mark without Cause (as defined below), the Option (if not previously vested) will become vested in full, and the vested Option will be and remain exercisable until the earlier of three years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.
(c)
Termination by A-Mark for Cause. In the event of Employee's Termination of Employment by A-Mark for Cause (as defined below), the Option immediately will terminate.
(d)
Termination by the Employee Voluntarily. In the event of Employee's voluntary Termination of Employment, the Option, to the extent vested at the date of Termination, will remain exercisable until the earlier of three months after Termination of Employment or the Stated Expiration Date, at which time the Option will terminate, and with any unvested portion of the Option forfeited at the date of Termination.
(e)
Certain Definitions. The following definitions apply for purposes of this Agreement:
(i)
"Cause" means the occurrence of any of the following:
(1)
Grantee’s neglect or failure or refusal to perform his duties under his Employment Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);
(2)
Any intentional act by or omission of Grantee that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;
(3)
Grantee’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;
(4)
The breach of an obligation under Section 4 of the Employment Agreement or any other material breach of the Employment Agreement or this Agreement; or
(5)
Any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).
(ii)
"Disability" means the occurrence of (l) Grantee becoming entitled to receive disability benefits under the Company's long-term disability plan or (2) Grantee becoming unable to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.
(iii)
"Termination of Employment” means the earliest time at which Grantee is employed by neither A-Mark nor a subsidiary of A-Mark and is not serving as a Director of A-Mark.
(f)
Determination of Pro-Rata Portion. For purposes of Section 4(a), the pro-rata portion of an Option that is to become vested will be the number of Option Shares that would become vested if employment continued through the next scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days from the last previous Vesting Date (or, if no portion of the Option has vested, from the grant date) through the date of Termination of Employment and the denominator of which is the total number of days from the last previous Vesting Date (or, if no portion of the Option has vested, from the grant date) to such next scheduled Vesting Date.
5.
Non-transferability. Grantee may not transfer the Option or any rights hereunder to any third party other than by will or the laws of descent and distribution and, during Grantee's lifetime, only Grantee or his or her duly appointed guardian or legal representative may exercise the Option, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.
6.
Grantee Representations and Warranties Upon Exercise and Related Terms. In connection with Grantee’s exercise of the Option or any portion thereof, as a condition to such exercise, A-Mark may require Grantee to make any representation or warranty to A-Mark as may be required under any applicable law or regulation.
7.
Miscellaneous.
(a)
Binding Agreement; Written Amendments. This Agreement shall be binding upon the parties and any successors, heirs, executors or administrators of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment or alteration of this Agreement that may impose any additional obligation upon A-Mark shall be valid unless expressed in a written instrument duly executed in the name of A-Mark, and no amendment, alteration, suspension or termination of this Agreement that materially impairs the rights of Grantee with respect to the Option shall be valid unless expressed in a written instrument executed by Grantee.
(b)
No Promise of Employment. The Option and the granting thereof shall not constitute or be evidence of an agreement or understanding, express or implied, that Grantee has a right to continue as an officer or employee of A-Mark or any subsidiary for any period of time, or at any particular rate of compensation.
(c)
Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.
(d)
Tax Withholding. Grantee must make arrangements satisfactory to A-Mark to pay or provide for payment of withholding taxes due upon exercise of the Option.

(e)
Notices. Any notice to be given A-Mark under this Agreement shall be addressed to A-Mark at its principal executive offices, in care of the General Counsel, and any notice to Grantee shall be addressed to Grantee at Grantee’s address as then appearing in the records of A-Mark.
(f)
Stockholder Rights. Grantee shall not have any rights with respect to A-Mark Shares (including voting rights) purchasable upon exercise of any Option prior to the valid exercise of the Option and payment in full of the Exercise Price.